Exhibit 99.1
Oxford Industries, Inc. Press Release
222 Piedmont Avenue, N.E. • Atlanta, Georgia 30308

Contact:	J. Reese Lanier, Jr.
Telephone:	(404) 653-1446
Fax:	(404) 653-1545
E-Mail:	rlanier@oxfordinc.com
FOR IMMEDIATE RELEASE
July 30, 2007
Oxford Industries Announces Fourth Quarter And Fiscal Year 2007 Results
Declares Cash Dividend of $0.18 Per Common Share
ATLANTA, GA. — Oxford Industries, Inc. (NYSE:OXM) today announced financial results for the fourth quarter and fiscal year 2007 ended June 1, 2007.
Consolidated net sales for the fourth quarter of fiscal 2007 were $287.2 million compared to $287.6 million in the fourth quarter of fiscal 2006. Diluted net earnings from continuing operations per common share were $1.08 in the fourth quarter of fiscal 2007 compared to $1.02 in the fourth quarter of fiscal 2006. The Company noted that diluted earnings for the fourth quarter of fiscal 2007 benefited from $0.06 per common share in non-recurring tax adjustments. Excluding non-recurring items, adjusted diluted net earnings from continuing operations per common share were $0.98 in the fourth quarter of fiscal 2007 compared to $0.92 in the fourth quarter of fiscal 2006.
For the full fiscal year 2007, consolidated net sales increased 1.8% to $1.129 billion from $1.109 billion in fiscal year 2006. Operating income for fiscal year 2007 was $100.8 million, up 2.8% from the fiscal 2006 level of $98.1 million. Diluted net earnings from continuing operations per common share for fiscal year 2007 were $2.93 compared to $2.88 in fiscal 2006. Excluding non-recurring items, adjusted diluted net earnings from continuing operations per common share were $2.95 in fiscal 2007 compared to $2.86 in fiscal 2006. Please see the attached reconciliation of GAAP and adjusted diluted net earnings from continuing operations per common share.
The Company noted that, beginning with the fourth quarter of fiscal 2007 ended June 1, 2007, it has organized its business in the following four operating groups: Tommy Bahama, Ben Sherman, Lanier Clothes, and Oxford Apparel. Attached to this release is a table which presents the financial results for these operating groups for the fourth quarter and full year of fiscal 2007 and fiscal 2006.

J. Hicks Lanier, Chairman and CEO of Oxford Industries, Inc., commented, “Over the course of this past year, we achieved several important objectives. We continued to strengthen and grow our most important lifestyle brand, Tommy Bahama®. We continued to improve and expand the global distribution for Ben Sherman and believe that the business is poised to deliver solid sales and earnings growth. We also greatly improved the profitability of Oxford Apparel by rationalizing underperforming businesses and focusing on key product categories. In Lanier Clothes, our tailored clothing group, we faced very challenging market conditions, which clearly impacted our financial results. However, we have implemented strategic and operational changes to improve its performance and believe that we will see improved financial results in fiscal 2008.”
Tommy Bahama reported a fourth quarter net sales increase of 12.9% to $134.0 million from $118.6 million in the fourth quarter of fiscal 2006. The sales growth was driven primarily by the introduction of new product offerings in Tommy Bahama Relax™, Tommy Bahama Golf 18™ and Tommy Bahama Women’s Swim™ as well as by continuing strength in the Tommy Bahama®, Indigo Palms® and Island Soft® brands. The Company noted that it closed the fourth quarter with 68 Tommy Bahama retail stores versus the year-ago total of 59 Tommy Bahama stores. Fourth quarter 2007 operating income for Tommy Bahama increased to $28.5 million from $27.3 million in the fourth quarter of fiscal 2006. For the full year, Tommy Bahama’s operating income increased 14.0% over fiscal 2006 to $81.5 million due to higher sales volume and an increase in the number of Company-owned stores.
Ben Sherman reported a fourth quarter 2007 net sales increase of 6.7% to $42.8 million from $40.1 million in the fourth quarter of fiscal 2006. Fourth quarter operating income for Ben Sherman increased to $2.8 million from an operating loss of $0.4 million in the fourth quarter of fiscal 2006. The improvement in profitability was driven primarily by the group’s strategies to tighten wholesale distribution and expand Company-owned retail stores, as well as by favorable currency exchange rates.
Lanier Clothes, which is comprised of tailored clothing for the Arnold Brant®, Ben Sherman®, Kenneth Cole®, Nautica®, Oscar de la Renta®, Dockers® and Geoffrey Beene® brands as well as a variety of private label programs, reported a net sales decline of 16.2% to $37.2 million in the fourth quarter of fiscal 2007 from $44.4 million in the year-ago period. Lanier Clothes posted a fourth quarter 2007 operating loss of $1.6 million compared to operating income of $2.8 million in the fourth quarter of fiscal 2006. The Company attributed the decline in net sales and operating income to difficult market conditions, sluggish demand at retail and operational challenges associated with consolidation in the department store sector.
Oxford Apparel, which produces branded and private label dress shirts, sportswear and golf apparel, reported fourth quarter 2007 net sales of $72.4 million, a decline of 14.8% compared to the year-ago level of $85.0 million. Fourth quarter operating income for Oxford Apparel rose to $7.2 million from $2.5 million in the fourth quarter of fiscal 2006. The fourth quarter 2007 results include a $2.0 million pretax gain on the sale of a distribution center. The Company attributed the net sales decline and the improvement in profitability to recent efforts to refocus on core product categories and to rationalize underperforming businesses.

Consolidated gross margins for the fourth quarter of fiscal 2007 increased to 41.6% from 39.4% in the fourth quarter of 2006. For the full year, consolidated gross margins increased to 39.7% in fiscal 2007 from 38.9% in fiscal 2006. The improvement in gross margins was driven primarily by the increase in sales of Tommy Bahama branded products, which generally carries higher gross profit margins than the other operating groups.
Consolidated selling, general and administrative expenses, or SG&A, for the fourth quarter of fiscal 2007 increased to $91.0 million, or 31.7% of net sales, from $85.1 million, or 29.6% of net sales, in the fourth quarter of fiscal 2006. For the full year, selling, general and administrative expenses in fiscal 2007 increased to $357.0 million, or 31.6% of net sales, from $339.1 million, or 30.6% of net sales, in fiscal 2006. The increase in SG&A expenses as a percent of net sales was also attributable to an increase in sales of Tommy Bahama as compared to other operating groups and to the cost of opening more Company-owned retail stores as compared to the previous fiscal year.
Royalties and other operating income for the fourth quarter of fiscal 2007 increased to $6.2 million from $3.1 million in the fourth quarter of fiscal 2006. For the full year, royalties and other operating income increased to $16.5 million in fiscal 2007 from $13.1 million in fiscal 2006. The increase in royalties and other operating income was driven by an increase in sales of licensed products and a gain on the sale of a distribution facility completed in the fourth quarter of fiscal 2007.
Intangible asset amortization expense declined to $6.4 million in fiscal 2007 from $7.6 million in fiscal 2006. The amortization of intangible assets acquired in the Tommy Bahama and Ben Sherman transactions, which took place during the Company’s fiscal 2004 and fiscal 2005 periods, respectively, was greater in the periods immediately following the acquisitions than in more recent periods. These non-cash expenses reduced diluted earnings from continuing operations per common share by approximately $0.24 in fiscal 2007.
Accounts receivable declined to $138.0 million at the end of fiscal 2007 from $144.1 million at the end of fiscal 2006. Total inventories increased to $137.3 million at the end of fiscal 2007 from $123.6 million at the end of fiscal 2006. The increase in inventory levels was attributable to below plan sales in Lanier Clothes and higher inventories in Tommy Bahama to support sales growth and new retail stores.
The Company noted that it remains comfortable with its previously provided view of full year net sales and net earnings in fiscal 2008 but expects first quarter net sales and diluted net earnings from continuing operations per common share to be at or slightly below its previously issued guidance due to the deferral of shipments from the first quarter to the second quarter of fiscal 2008.
Mr. Lanier concluded, “The Company, led by Tommy Bahama and bolstered by a diversified range of other brands and licenses, has a continuing opportunity to be an important supplier to the retail markets in the United States and around the globe. We believe that we have tremendous opportunities to grow our sales, drive our operating profitability, and deliver significant value to our shareholders. As we move forward in fiscal 2008, we are planning to continue our corporate repositioning, build on our strongest businesses and seek out new products, opportunities, and avenues for growth.”

The Company also announced that its Board of Directors has approved a cash dividend of $0.18 per share of common stock payable August 31, 2007 to shareholders of record as of the close of business on August 15, 2007.
The Company will hold a conference call with senior management to discuss its financial results at 4:30PM ET today. A live web cast of the conference call will be available on the Company’s web site at www.oxfordinc.com. Please visit the web site at least 15 minutes before the call to register for the teleconference web cast and download any necessary software. A replay of the call will be available through August 14, 2007. To access the telephone replay, participants should dial (719) 457-0820. The access code for the replay is 1845246. A replay of the web cast will also be available following the teleconference on Oxford Industries’ corporate web site at www.oxfordinc.com.
Oxford Industries, Inc. is a producer and marketer of branded and private label apparel for men, women and children. Oxford provides retailers and consumers with a wide variety of apparel products and services to suit their individual needs. Oxford’s brands include Tommy Bahama®, Indigo Palms®, Island Soft®, Ben Sherman®, Arnold Brant®, Ely & Walker® and Oxford Golf®. The Company also holds exclusive licenses to produce and sell certain product categories under the Tommy Hilfiger®, Nautica®, Kenneth Cole®, Geoffrey Beene®, Dockers® and Oscar de la Renta® brands. Oxford’s wholesale customers are found in every major channel of distribution, including national chains, specialty catalogs, mass merchants, department stores, specialty stores and Internet retailers.
Oxford’s stock has traded on the NYSE since 1964 under the symbol OXM. For more information, please visit our website at www.oxfordinc.com.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS
Various statements in this press release, in future filings by us with the Securities and Exchange Commission and in oral statements made by or with the approval of our management include forward-looking statements about future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. We intend for all such forward-looking statements contained herein, the entire contents of our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Important assumptions relating to these forward-looking statements include, among others, assumptions regarding demand for our products, expected pricing levels, raw material costs, the timing and cost of planned capital expenditures, expected outcomes of pending litigation and regulatory actions, competitive conditions, general economic conditions and expected synergies in connection with acquisitions and joint ventures. Forward-looking statements reflect our current expectations, based on currently available information, and are not guarantees of performance. Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. You are encouraged to review the information in our Form 10-K for the fiscal year ended June 2, 2006 under the heading “Risk Factors” (and those described from time to time in our future reports filed with the Securities and Exchange Commission), which contains additional important factors that may cause our actual results to differ materially from those projected in any forward-looking statements. We disclaim any intention, obligation or duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

OXFORD INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)
(in thousands, except per share amounts)

	Fourth Quarter		Full Year
	Fiscal 2007	Fiscal 2006	Fiscal 2007	Fiscal 2006

Net sales	$287,247	$287,578	$1,128,907	$1,109,116
Cost of goods sold	167,664	174,278	681,147	677,429

Gross profit	119,583	113,300	447,760	431,687
Selling, general and administrative	91,007	85,136	356,970	339,073
Amortization of intangible assets	1,659	2,085	6,405	7,642

	92,666	87,221	363,375	346,715
Royalties and other operating income	6,228	3,113	16,462	13,144

Operating income	33,145	29,192	100,847	98,116
Interest expense, net	5,378	5,883	22,214	23,971

Earnings before income taxes	27,767	23,309	78,633	74,145
Income taxes	8,473	5,211	26,313	22,944

Net earnings from continuing operations	19,294	18,098	52,320	51,201
Earnings (loss) from discontinued operations, net of taxes	—	12,880	(183)	19,270

Net earnings	$19,294	30,978	$52,137	$70,471

Net earnings from continuing operations per common share:
Basic	$1.09	$1.03	$2.96	$2.93
Diluted	$1.08	$1.02	$2.93	$2.88

Earnings (loss) from discontinued operations per common share:
Basic	$0.00	$0.73	$(0.01)	$1.10
Diluted	$0.00	$0.72	$(0.01)	$1.08

Net earnings per common share:
Basic	$1.09	$1.76	$2.95	$4.03
Diluted	$1.08	$1.74	$2.92	$3.96

Weighted average common shares outstanding:
Basic	17,749	17,554	17,673	17,492
Dilutive impact of options and restricted shares	178	243	208	289

Diluted	17,927	17,797	17,881	17,781

Dividends per common share	$0.18	$0.15	$0.66	$0.57

OXFORD INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in thousands, except per share amounts)

	June 1, 2007	June 2, 2006
Assets
Current Assets:
Cash and cash equivalents	$36,882	$10,479
Receivables, net	138,035	144,079
Inventories	137,333	123,594
Prepaid expenses	21,991	20,214
Current assets related to discontinued operations, net	—	59,215

Total current assets	334,241	357,581
Property, plant and equipment, net	87,323	73,663
Goodwill, net	222,430	199,232
Intangible assets, net	234,081	234,453
Other non-current assets, net	30,663	20,666

Total Assets	$908,738	$885,595

Liabilities and Shareholders’ Equity
Current Liabilities:
Trade accounts payable and other accrued expenses	$84,385	$105,038
Accrued compensation	26,254	26,754
Additional acquisition cost payable	22,575	11,897
Dividends payable	—	2,646
Income taxes payable	8,827	3,138
Short-term debt and current maturities of long-term debt	403	130
Current liabilities related to discontinued operations	—	30,716

Total current liabilities	142,444	180,319
Long-term debt, less current maturities	199,294	200,023
Other non-current liabilities	40,947	29,979
Deferred income taxes	75,108	76,573
Commitments and contingencies
Shareholders’ Equity:
Preferred stock, $1.00 par value; 30,000 authorized and none issued and outstanding at June 1, 2007 and June 2, 2006	—	—
Common stock, $1.00 par value; 60,000 authorized and 17,843 issued and outstanding at June 1, 2007 and 17,646 issued and outstanding at June 2, 2006	17,843	17,646
Additional paid-in capital	81,611	74,812
Retained earnings	341,369	300,973
Accumulated other comprehensive income	10,122	5,270

Total shareholders’ equity	450,945	398,701

Total Liabilities and Shareholders’ Equity	$908,738	$885,595

OXFORD INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)

	Fiscal 2007	Fiscal 2006
Cash Flows from Operating Activities:
Net earnings from continuing operations	$52,320	$51,201
Adjustments to reconcile net earnings from continuing operations to net cash provided by (used in) operating activities:
Depreciation	16,720	15,092
Amortization of intangible assets	6,405	7,642
Amortization of deferred financing costs and bond discount	2,465	2,462
Stock compensation expense	2,401	1,292
Loss (gain) on the sale of property, plant and equipment	(1,325)	248
Equity (income) loss from unconsolidated entities	(1,187)	475
Deferred income taxes	(5,962)	(2,847)
Stock option income tax benefit	—	2,189
Changes in working capital:
Receivables	8,075	3,689
Inventories	(12,809)	22,751
Prepaid expenses	(1,687)	(119)
Current liabilities	(17,079)	(27,716)
Other non-current assets	340	(1,801)
Other non-current liabilities	10,929	6,397

Net cash provided by operating activities	59,606	80,955
Cash Flows from Investing Activities:
Acquisitions, net of cash acquired	(13,260)	(11,501)
Investment in unconsolidated entities	(9,391)	(431)
Distribution from unconsolidated entities	—	2,026
Purchases of property, plant and equipment	(31,312)	(24,953)
Proceeds from sale of property, plant and equipment	2,496	265

Net cash used in investing activities	(51,467)	(34,594)
Cash Flows from Financing Activities:
Repayment of financing arrangements	(190,349)	(461,326)
Proceeds from financing arrangements	189,315	368,883
Proceeds from issuance of common stock	4,595	3,976
Dividends on common stock	(14,387)	(9,531)

Net cash used in financing activities	(10,826)	(97,998)
Cash Flows from Discontinued Operations:
Net operating cash flows provided by discontinued operations	28,316	20,417
Net investing cash flows provided by discontinued operations	—	35,403

Net cash provided by discontinued operations	28,316	55,820

Net change in cash and cash equivalents	25,629	4,183
Effect of foreign currency translation on cash and cash equivalents	774	(203)
Cash and cash equivalents at the beginning of year	10,479	6,499

Cash and cash equivalents at the end of year	$36,882	$10,479

OXFORD INDUSTRIES, INC.
OPERATING GROUP INFORMATION
(UNAUDITED)
(in thousands)

	Fourth Quarter		Full Year
	Fiscal 2007	Fiscal 2006	Fiscal 2007	Fiscal 2006
Net Sales
Tommy Bahama	$133,951	$118,619	$465,121	$409,141
Ben Sherman	42,766	40,076	156,773	166,606
Lanier Clothes	37,193	44,381	165,159	180,411
Oxford Apparel	72,398	84,975	339,309	352,932
Corporate and Other	939	(473)	2,545	26

Total Net Sales	$287,247	$287,578	$1,128,907	$1,109,116

Operating Income
Tommy Bahama	$28,537	$27,309	$81,533	$71,522
Ben Sherman	2,781	(429)	8,372	10,329
Lanier Clothes	(1,622)	2,806	4,238	17,422
Oxford Apparel	7,237	2,548	22,749	14,556
Corporate and Other	(3,788)	(3,042)	(16,045)	(15,713)

Total Operating Income	33,145	29,192	100,847	98,116
Interest expense, net	5,378	5,883	22,214	23,971

Earnings before income taxes	$27,767	$23,309	$78,633	$74,145

Reconciliation of GAAP Net Earnings from Continuing Operations to Net Earnings from Continuing Operations, as adjusted
Set forth below is our reconciliation of our fourth quarter of fiscal 2007 and fiscal 2006 and full year fiscal 2007 and fiscal 2006 GAAP diluted earnings from continuing operations per common share to diluted earnings from continuing operations per common share to adjust for certain non-recurring items which include (i) severance costs in Lanier Clothes, Oxford Apparel and Corporate and Other in fiscal 2007, (ii) restructuring charges in Lanier Clothes and Oxford Apparel in fiscal 2006, (iii) the net gain on the sale of certain real property sold by Oxford Apparel in the fourth quarter of fiscal 2007, (iv) the impact of our repatriation of foreign earnings during the fourth quarter of fiscal 2006, and (v) an adjustment to remove nonrecurring tax items and adjust tax expense to an effective tax rate of 34.25%, which is the approximate rate on current year earnings for fiscal 2007. We believe that investors often look at ongoing operations as a measure of assessing performance and as a basis for comparing past results against future results. Therefore, we believe that presenting our results adjusting for these items provides useful information to investors because it allows investors to make decisions based on the ongoing operations of our business. We use the results adjusting for these items to discuss our business with investment institutions, our board of directors and others. Further, we believe that presenting our results adjusting for these items provides useful information to investors because it allows investors to compare our results for the fourth quarter of fiscal 2007 and fiscal 2007 to other periods.

	Fourth Quarter	Fourth Quarter	Full Year Fiscal	Full Year Fiscal
	Fiscal 2007	Fiscal 2006	2007	2006
GAAP net earnings from continuing operations	$1.08	$1.02	$2.93	$2.88
Severance costs in Lanier Clothes, Oxford Apparel and Corporate and Other	0.03	—	0.12	—
Restructuring costs in Lanier Clothes and Oxford Apparel	—	0.06	—	0.12
Gain on sale of property in Oxford Apparel	(0.07)	—	(0.07)	—
Repatriation of foreign earnings	—	(0.17)	—	(0.17)
Tax adjustments	(0.06)	0.01	(0.03)	0.03

Net earnings from continuing operations, as adjusted	$0.98	$0.92	$2.95	$2.86